CMC FUND TRUST

                                 AMENDMENT NO. 3
                                       TO
                          RESTATED DECLARATION OF TRUST


         The undersigned officer of CMC Fund Trust (the "Trust") certifies that the following amendment to the Restated Declaration of Trust dated October 13, 1993 of the Trust was duly adopted by the Trustees of the Trust effective April 14, 2000.

         1. Section 3.06 is amended to add a new Section 3.06.6-6 and 3.06.6-7 to read in its entirety as follows:

                  "3.06-7 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the Trustees authorize the establishment of the fifth Series to be designated as follows: CMC International Bond Fund."

                  "3.06-8 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the Trustees authorize the establishment of the sixth Series to be designated as follows: CMC Fixed Income Securities Fund."


Dated:     April 14, 2000


                                        J. JERRY INSKEEP, JR.
                                        ----------------------------------------
                                        J. Jerry Inskeep, Jr.
                                        President